Lee Bartlett  (205) 325-4204 FOR IMMEDIATE RELEASE
           Gary Coleman  (214) 320-7232


           TORCHMARK TO ACQUIRE AMERICAN INCOME HOLDING,INC.
                  FOR $35 PER SHARE

               BIRMINGHAM, ALABAMA, September 15, 1994....Torchmark
           Corporation (NYSE:  TMK) and American Income Holding, Inc. (NYSE:
           AIH) have signed a definitive merger agreement pursuant to which a Torchmark subsidiary will acquire American Income for $35 cash per share of common stock. Under the merger agreement, Torchmark will commence a cash tender offer for all of the outstanding common stock
           of American Income.   Any shares of common stock not tendered will
           be cashed out at $35 per share in a statutory merger. American Income has approximately 16,100,000 shares outstanding on a fully diluted basis. The offer and the merger have been unanimously approved by the directors of American Income, who have received a fairness opinion from Fox-Pitt, Kelton, and are expected to be consummated as soon as possible in 1994.

               The tender offer is subject to a minimum condition that Torchmark acquire 51% of the shares on a fully diluted basis. The tender offer and merger are also subject to insurance regulatory approval and other customary conditions. Holders of approximately 41% of the shares, including Bernard Rapoport, the Chairman of the Board, and Charles B. Cooper, the President of American Income, and Golder, Thoma, Cressy Fund III Limited Partnership, have agreed to tender their shares and have granted Torchmark an option to acquire such shares under certain conditions.

               Torchmark intends to finance the acquisition with a combination of bank and monthly income preferred stock financing as well as internal funds. The merger agreement provides that if it is terminated because of certain conditions, American Income will pay Torchmark a fee of approximately $12,000,000 plus expenses.

               R. K. Richey, Torchmark's Chairman, stated that after the merger American Income will operate as a separate subsidiary of Torchmark, current management of American Income will continue and American Income headquarters will remain in Waco, Texas. According to Richey, the acquisition of American Income, which sells life insurance to union and credit union members through exclusive agents, complements Torchmark's focus on low cost operations and growing life insurance operations in niche markets. Richey further indicated that American Income should contribute incremental earnings to Torchmark in 1994 and 1995, after taking into account the amortization of goodwill and cost of money.

               Torchmark Corporation is an insurance and diversified financial services holding company, whose principal operating subsidiaries are Liberty National Life Insurance Company, United American Insurance Company, Torch Energy Advisors Incorporated, Waddell & Reed, Inc., United Investors Life Insurance Company and Family Service Life Insurance Company.






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